Exhibit 99.1

Tejas Incorporated Announces Record Unaudited Revenues and
Net Income for the Fourth Quarter 2004

AUSTIN, TEXAS, January 18, 2005- Tejas Incorporated (OTC BB:TEJS) today announced that its unaudited financial statements for the fourth quarter of 2004 indicate net income of approximately $7.0 million on total anticipated revenues of approximately $30.3 million for the quarter ended December 31, 2004, compared to a net income of $138,000 on total revenues of $5.9 million for the comparable quarter of 2003. Approximately $8.1 million of the revenue for the fourth quarter is estimated to be attributed to unrealized gains in securities owned by the Company.

For the year ended December 31, 2004, the Company’s unaudited financial statements indicate total revenues to be approximately $48.9 million, compared to $26.5 million for 2003 and anticipate net income to be approximately $7.3 million compared to $847,000 for 2003.

President and Chief Operating Officer, Kurt Rechner, commented, “We are extremely pleased to report the best quarterly and annual financial results in our Company’s history. Our unaudited fourth quarter numbers reflect our ongoing commitment to and success in expanding new areas of revenue growth. Specifically, our Investment Banking Group’s transaction business expanded significantly in the fourth quarter and this had a positive impact on other areas of our business as well.”

Chief Executive Officer, Mark Salter, added, “Our unaudited fourth quarter results are a strong indication of our success in executing on our diversification plans. We believe these results validate our focus to expand our investment banking activities as a complement to our trading and brokerage capabilities. We plan on building on this operating momentum to continue these trends moving forward.”

Company Information

Tejas Incorporated is a holding company whose only operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. To learn more about Tejas Securities, please visit the Company’s web site at www.tejassec.com.

Safe Harbor Statement

This press release contains forward looking statements about the Company’s revenues and earnings for the three months and the year ended December 31, 2004, as well as other projected business and operational developments. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Forms 10-K and 10-Q, and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.